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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
B&G Foods Holdings Corp.:

We consent to the use of our report included herein and to the references to our firm under the headings "Selected Historical Consolidated Financial Data" and "Experts" in the prospectus covering the 28,437,456 Enhanced Income Securities and the $26,500,000 Senior Subordinated Notes due 2016 and in the prospectus covering the $150,000,000 Senior Notes due 2011.

/s/ KPMG LLP
New York, New York
July 12, 2004

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Consent of Independent Registered Public Accounting Firm